SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

      THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (the "Agreement") is effective as of May 19, 2005, by and between I.Q. Biometrix, Inc., a Delaware corporation (the "Company") and William B. G. Scigliano (the "Executive").

                                         RECITALS

      WHEREAS the Company and Executive entered into an Employment Agreement effective January 1, 2004 (the "Employment Agreement") as amended on March 2, 2004 ;

      WHEREAS, I.Q. Biometrix, Inc. ("IQB"), Wherify Wireless, Inc. ("Wherify") and Wherify Acquisition, Inc., a newly-formed wholly-owned subsidiary of IQB established under the laws of the state of California (the "Merger Sub") have entered into an Agreement and Plan of Merger, dated April 13, 2004 (the "Merger Agreement") as amended from time to time, pursuant to which Wherify has agreed, subject to certain terms and conditions, to merge with and into Merger Sub (the "Merger");

      WHEREAS, subject to the Closing of the Merger, as defined in the Merger Agreement, the Company and Executive desire to amend the Employment Agreement to clarify and/or amend several of Executive's rights and responsibilities under the Employment Agreement;

      NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth herein, the Company and the Executive hereby amend the Employment Agreement as set forth below.

1. Term and Renewal. Section 2 of the Employment Agreement is hereby amended in its entirety to read as follows:

            "2.1 Term. This Agreement shall commence January 1, 2004 (the "Commencement Date") and terminate on the last day of the month in which the second anniversary date of the "Closing" (as defined in the Merger Agreement) has occurred (the "Expiration Date") unless automatically extended for an additional 24 month period pursuant to Section 2.2 hereof or sooner terminated as hereinafter provided (each such period, an "Employment Period"). Notwithstanding the foregoing, if the Closing has not occurred on, or prior to, December 31, 2005, the initial Expiration Date shall be December 31, 2007.

            2.2 Renewal. Following the expiration of the initial or any renewal Employment Period and provided that this Agreement has not been terminated by the Executive or the Company pursuant to its terms, this Agreement shall be automatically renewed on the terms set forth herein for an additional twenty-four (24) month period, effective on each anniversary date following the initial Expiration Date."

2.  Termination.  Notwithstanding  anything to the contrary set forth in Section
5.6 of the Employment Agreement, "Good Reason" shall not include a change after the Closing in Executive's job responsibilities and duties which existed prior to the Closing as such pre-Closing duties and responsibilities are specifically contemplated to be changed after the Closing in accordance with the specific provisions set forth under this Employment Agreement.

3. Compensation Upon Termination.

            (b) Section 6.5 of the Employment Agreement shall be amended and restated as follows:


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                  "6.5  Termination  After A Change of Control.  Notwithstanding
the provisions of Sections 6.3 or 6.4 above, if within six (6) months following a Change in Control as defined in Section 5.7 hereof (the "Severance Period") (which Change of Control, in any event, shall be deemed have occurred on the "Closing Date" of the merger between the Company and Wherify as defined in the Merger Agreement) , (X) the Company terminates Executive without Cause, as defined in Section 5.3, or (Y) Executive terminates his employment for Good Reason pursuant to Section 5.6 above, instead of, and not in addition to, the compensation to be paid to Executive pursuant to Sections 6.3 and 6.4 above, the Company shall pay the Executive: (x) his Base Salary and other benefits through and including the Date of Termination; and, (y) an amount equal to (i) three (3) times Executive's Base Salary at the annual Base Salary then currently in effect, and (ii) three (3) times the total amount of all Milestone Bonuses that Executive was eligible to earn, whether or not fully earned, as though such
Milestone   Bonuses  were  fully   earned  at  the  time  of  such   termination
(collectively, (x)-(y) the "Severance Payment"). The Severance Payment set forth in this Section 6.5 shall not accrue or be paid if such termination without Cause or for Good Reason occurs after the Severance Period. After the Severance Period (or during the Severance Period if this Section 6.5 does not apply), the compensation set forth in Sections 6.3 and 6.4 above shall control. To the extent the amount of any Milestone Bonus shall have not been determined or reasonably agreed to, the amount of the Milestone Bonuses shall be equal to the total Milestone Bonuses for which Executive was eligible during the prior year. Additionally, all stock options to purchase the Company's stock granted to the Executive as of the Date of Termination and which have not vested prior to the
Date  of  Termination  shall   automatically   become   immediately  vested  and
exercisable by the Executive on the Date of Termination and shall remain exercisable for a period of one year. The provisions of this paragraph shall constitute an amendment to any existing stock option agreements between the Company and Executive as of the Effective Date."

4. Exhibit A to the Employment Agreement is hereby amended in its entirety to read as set forth on Exhibit A attached hereto.

5. Remaining Provisions. Except as set forth herein, all other terms and conditions of the Employment Agreement shall remain the same.

      IN WITNESS WHEREOF, the parties have executed this Second Amendment to Employment Agreement as of the date and year first above written.

"Company"                                            "Executive"

IQ BIOMETRIX, INC., a Delaware corporation


By:
   ---------------------------                       ----------------------
Title:                                               William B. G. Scigliano


                                     EXHIBIT A

                                Milestone Bonus Plan

      (a) Acquisition Bonus: Executive shall be entitled to receive a performance bonus of Twenty-Five Thousand Dollars ($25,000) upon the Company's acquisition of or merger with one or more entities which produce at least One Million Dollars ($1,000,000) of revenue as reported by the Company in any financial report to the Securities and Exchange Commission for any periods ending December 31, 2005 ("Acquisition Bonus").

      (b) Capital Funding Bonus: Executive shall be entitled to receive a bonus of Ten Thousand Dollars ($10,000) for each One Million Dollars ($1,000,000) of funding that the Company receives during the Twelve (12) month period ending December 31, 2005, up to a maximum of Five Million Dollars ($5,000,000) in such funding and Fifty Thousand Dollars ($50,000) in such bonus ("Funding Bonus").


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      (c) Corporate  Facility  Bonus:  Executive  shall be entitled to receive a performance bonus of Twenty Thousand Dollars ($20,000) upon the successful location, organization and complete staffing of the Company's headquarter facilities in the "South Bay" area of San Francisco ("Organization Bonus").

The Executive Compensation Committee of the Company's Board of Directors shall determine bonuses, if any, for periods ending after December 31, 2005.


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